EXHIBIT 99.1

Bitstream Inc. Reports Fourth Quarter and Annual 2003 Results

Consolidated Revenue for the fourth quarter increased 16.1% as compared to the quarter ended December 31, 2002.

CAMBRIDGE, MA—(Business Wire)—March 1, 2004—Bitstream Inc. (Nasdaq: BITS) today reported that consolidated revenue increased $365,000 or 16.1% to $2,639,000 for the three months ended December 31, 2003 as compared to $2,274,000 for the three months ended December 31, 2002. The Company’s consolidated net loss for the three months ended December 31, 2003 was $(229,000), or $(0.03) per share, as compared to income of $74,000 or $0.01 per share for the three months ended December 31, 2002.

Consolidated revenue for the year ended December 31, 2003 increased $1,259,000 or 14.9% to $9,726,000 as compared to $8,467,000 for the year ended December 31, 2002. The Company’s consolidated net loss for the year ended December 31, 2003 was $(1,205,000), or $(0.14) per share, as compared to a loss of $(1,022,000) or $(0.12) per share for the year ended December 31, 2002.

Bitstream is composed of three different businesses: (1) its type and type technology business (“Type”); (2) its MyFonts.com business (“MyFonts”); and (3) its Pageflex business (“Pageflex”). The Company’s highlights are presented below by business and a more detailed description of these business segments may be found in the “About Bitstream” section of this press release.

FOURTH QUARTER AND 2003 HIGHLIGHTS

Type Business

•	During the fourth quarter of 2003, the Company completed three major set top box placements and licensed our font technology and fonts to over 40 OEM customers during the fourth quarter.

•	The Company finalized a deal to include Font Fusion and fonts into the cell phones of a major cell phone manufacturer to allow users to scale text on the handset display.

•	The Type business (exclusive of ThunderHawk sales, marketing and research & development expenses) generated an operating profit for the year ended December 31, 2003 of approximately $769,000 or 19.8% of the font technology revenue.

•	Over 30% of the revenue from the Type business during 2003 was generated from new customers in a variety of markets, including consumer electronics, gaming software, desktop software, television broadcasting, cell phones and other mobile devices.

•	In October, the Company achieved a milestone for ThunderHawk when it closed its first sale with an Italian wireless carrier. While this sale comprises a 150 user pilot placement, management believes it will lead to additional licenses from this customer in 2004.

•	The Company received a record number of ThunderHawk downloads totaling 8,873 bringing the total number of users to more than 38,000.

•	With the addition of a new Vice President of Sales for ThunderHawk in August 2003 and a ThunderHawk Business Development Manager in February 2004, the Company expanded its sales focus to enable it to reach more corporations and wireless carriers. Its efforts included establishing and furthering relationships with 12 wireless carriers and signing three new resellers to help promote and sell ThunderHawk worldwide.

•	The Company also focused on building the reputation for the ThunderHawk technology while it increased efforts on the development of the SmartPhone Edition to improve its time to market. With the beta release announced last week, management believes it is well positioned to get a final version of the technology into the hands of wireless carriers in the next two months.

MyFonts Business

•	MyFonts revenue increased $239,000 or 61.1% to $630,000 for the fourth quarter of 2003, and for the year ended December 31, 2003 grew $1,020,000 or 74.0% as compared to 2002. This increase was the result of a large number of new users and an increase in the percentage of orders placed by existing customers.

•	During the fourth quarter of 2003, MyFonts acquired over 17,000 additional users, bringing the total as of December 31, 2003 to over 153,000 registered users.

•	Over 37% of the orders placed during the fourth quarter were submitted by users who had previously purchased fonts from MyFonts.com.

•	MyFonts also continued to try to increase its margins on sales of fonts on the site during 2003 by negotiating with the foundries for more favorable royalty terms.

Pageflex Business

•	Revenue from the Company’s Pageflex business increased $171,000 or 23.8% to $890,000 for the fourth quarter of 2003 as compared to the fourth quarter of 2002.

•	During 2003, Pageflex revenue increased $899,000 or 36.1% as compared to 2002.

•	Over 40% of the new customers acquired during 2003 signed their first license agreements with the Company during the fourth quarter.

•	Despite the significant revenue growth achieved by Pageflex this year, management believes there is the potential for greater growth through an increased sales effort combined with an easier to integrate product offering. With the increase in our sales pipeline, we are in the process of expanding the Pageflex sales team to take advantage of a growing list of potential customers.

•	Additionally, the Company is improving the Pageflex products to increase the ease with which such customers can integrate the Pageflex technology.

2004 Outlook

“During 2003, we remained focused on growing revenue on a consolidated basis resulting in the first year where revenues grew by more than $1,000,000 since 1998,” said Anna M. Chagnon, President and Chief Executive Officer. “For 2004, our goal is to grow consolidated revenue by more than 20%. Through new customer acquisition, and increased placements in new areas such as cell phones, we are optimistic that the Type business can increase its profitability (exclusive of ThunderHawk sales, marketing and research & development expenses). This profitability will be used to fund the development of ThunderHawk for the SmartPhone in the near term, and to a broader range of cell phones later in the year. Our goal for ThunderHawk is to work with carriers to offer ThunderHawk as a service to their end users for which we receive a per month per user royalty. Our goal for both Pageflex and MyFonts is to achieve profitability on a stand-alone basis to help fund future initiatives, while continuing to grow each of these businesses. To achieve these goals and position the Company for future growth, it is critical for us to ramp up sales and marketing expenses during 2004. We believe the near-term investment in these resources, will result in greater revenue growth potential for the Company overall.”

CONFERENCE CALL REMINDER

Today, March 1, 2004, at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its fourth quarter results:

•	Date: Monday, March 1, 2004

•	Time: 1:30 Pacific (4:30 Eastern) International Dial-in number: 303-262-2190 Domestic Dial-in number: 800-218-8862

•	Internet Simulcast: www.actioncast.acttel.com

•	Event ID # 20653

(Windows Media Player or Real Player will be needed for simulcast)

Call into the conference number 5-10 minutes prior to the start time. An operator will check your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please call the Liolios Group at (949) 574-3860.

A replay of the conference call will be available until 3/8/2004

•	International Replay number: 303-590-3000

•	Domestic Replay number: 800-405-2236

•	Internet Simulcast link above

•	The playback passcode (570931) must be entered to access the playback

About Bitstream

Bitstream Inc. is a software development company that focuses on the presentation of data. Bitstream enables customers worldwide to render high-quality text, browse the Web on wireless devices, select from the largest collection of fonts online, and customize documents over the Internet. Its core competencies include font technology, browsing technology (ThunderHawk), e-commerce technology (MyFonts.com), and publishing technology (Pageflex).

Bitstream is a leading developer of font technology, digital fonts, and custom font designs. Bitstream licenses its TrueDoc® and Font Fusion® technologies to Web and application developers, and to manufacturers of information appliances, wireless and handheld devices, set-top boxes, embedded systems, and printers.

ThunderHawk™ is a client-server technology that brings full-featured wireless Web browsing to mobile devices. It gives customers complete Internet access to real Web pages while maintaining full text legibility. Now in alpha release, ThunderHawk SmartPhone Edition enables consumers to browse the Web on smart phones. ThunderHawk PocketPC Edition allows consumers to browse the Web on Pocket PC devices. ThunderHawk Enterprise Server is a client-server technology for corporations and telecommunications companies. Providing wireless Web browsing across networks, it gives a mobile workforce complete access to Internet and corporate intranet Web pages.

MyFonts.com™ is a showcase of the world’s fonts available from one easy-to-use Web site. It provides the largest collection of fonts ever assembled for on-line delivery, and offers easy ways to find and purchase fonts on-line. MyFonts.com also offers unique typographic resources and forums for interacting with font experts. For details, visit http://www.myfonts.com, the Web site for finding, trying, and buying fonts on line.

Pageflex™ technologies have pioneered a new direction in composition software: Web-top publishing. Web-top publishing software helps novice users create high-quality printed products using intelligent, flexible templates, without installing or learning any new desktop publishing software. Pageflex templates are intelligent and flexible because professional designers can set rules to define which elements can change, how much they can change, and who can change them. Pageflex products thus maintain corporate identity and design integrity while enabling sophisticated customizing of documents.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2002.

Bitstream was founded in 1981 and is headquartered in Cambridge, Massachusetts. Find out more about Bitstream at http://www.bitstream.com.

Bitstream, Font Fusion, and TrueDoc are registered trademarks, and the Bitstream logo and ThunderHawk are trademarks, of Bitstream Inc. MyFonts.com is a trademark of MyFonts.com, Inc. Pageflex and .EDIT are trademarks of Pageflex. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective companies.

Bitstream Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenue:
Software license	$2,282	$2,042	$8,487	$7,415
Services	357	232	1,239	1,052

Total revenue	2,639	2,274	9,726	8,467

Cost of revenue:
Software license	742	444	2,477	1,682
Services	144	74	540	372

Total cost of revenue	886	518	3,017	2,054

Gross profit	1,753	1,756	6,709	6,413

Operating expenses:
Marketing and selling	598	530	2,653	2,229
Research and development	858	1,001	3,826	4,028
General and administrative	530	387	1,997	1,446

Total operating expenses	1,986	1,918	8,476	7,703

Loss from operations	(233)	(162)	(1,767)	(1,290)

Other income (expense):
Income on investment in DiamondSoft, Inc.	—	102	591	149
Other income (loss), net	27	14	48	74

Income (loss) before income taxes	(206)	(46)	(1,128)	(1,067)
Provision for (benefit from) income taxes	23	(120)	77	(45)

Net income (loss)	$(229)	$74	$(1,205)	$(1,022)

Basic and diluted net loss per share	$(0.03)	$0.01	$(0.14)	$(0.12)

Basic weighted average shares outstanding	8,421	8,349	8,374	8,326

Diluted weighted average shares outstanding	8,421	8,563	8,374	8,326

Bitstream Inc.

Consolidated Balance Sheets

(In Thousands)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$4,367	$4,828
Accounts receivable, net	1,016	602
Prepaid expenses and other current assets	60	112
Income tax receivable	—	134

Total current assets	5,443	5,676

Property and equipment, net	347	271

Other assets:
Restricted cash	250	300
Goodwill	727	727
Investment in DiamondSoft, Inc.	—	748
Intangible assets	243	236
Other assets	1	6

Total other assets	1,221	2,017

Total assets	$7,011	$7,964

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$513	$245
Accrued expenses	877	1,046
Current portion of deferred revenue	547	667

Total current liabilities	1,937	1,958

Long-term liabilities	135	6

Total liabilities	2,072	1,964

Total stockholders’ equity	4,939	6,000

Total liabilities and stockholders’ equity	$7,011	$7,964

Contact:

Anna M. Chagnon, President and Chief Executive Officer

Bitstream Inc.

(617) 520-8619

achagnon@bitstream.com

or

James P. Dore, Chief Financial Officer

Bitstream Inc.

(617) 520-8377

jdore@bitstream.com